EXHIBIT 99.1

[AtheroGenics, Inc. logo]

FOR IMMEDIATE RELEASE

AtheroGenics Reports First Quarter 2003 Financial Results

ATLANTA, GA – April 23, 2003 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the quarter ended March 31, 2003 that reflected a continued expansion of research and development activities, including initiation activities for the ARISE Phase III clinical trial studying AGI-1067 as a treatment for atherosclerosis.

Research and development expenses for the quarter increased to $10.2 million from $5.4 million for the comparable prior year quarter.  The increase was principally due to the expenses involved in the initiation of the ARISE Phase III clinical trial, as well as the Phase II clinical program for AGIX-4207 for the treatment of rheumatoid arthritis.  General and administrative expenses increased to $1.2 million compared to $1.0 million the prior year period, reflecting increased costs for business development activities related to AGI-1067.  Net loss for the quarter was $11.5 million, or $(0.35) per share, compared to $6.6 million, or $(0.24) per share, for the same period in 2002.

As of March 31, 2003, AtheroGenics had $73.0 million in cash, cash equivalents and short-term investments.

 “Our accomplishments this past quarter have provided us with the foundation necessary to move forward on our primary objective – advancing our pipeline of promising v-protectants™, particularly our lead compound, AGI-1067,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “We strengthened our financial position with a very successful follow-on offering that raised $48 million and also made substantial progress on initiating our ARISE Phase III clinical trial for AGI-1067.”

First Quarter Highlights:
* Initiated ARISE Phase III clinical trial activities evaluating AGI-1067 as an oral treatment for atherosclerosis
* Received a favorable response from the U.S. Food and Drug Administration on a Special Protocol Assessment for the ARISE Phase III clinical trial with AGI-1067
* Completed a follow-on public offering of 8.3 million shares of AtheroGenics common stock, which raised net proceeds of $48 million

Conference Call Information
There will be a conference call today at 9:00 a.m. EDT to discuss AtheroGenics’ first quarter financial results and provide a company update.  If you would like to participate in the call, please dial 800-915-4836.  A replay of this call will be available from approximately 11:00 a.m. EDT today until 11:59 p.m. EDT on April 30, 2003, by dialing (domestic) 800-428-6051 or (international) 973-709-2089.  Please reference passcode 288889.

A copy of this release is posted on our website at www.atherogenics.com in the Press Releases section.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma.  The company has four drug development programs in the clinic.  AtheroGenics is implementing a pivotal Phase III clinical trial called ARISE (Aggressive Reduction of Inflammation Stops Events) for its lead compound AGI-1067 as an oral therapy for the treatment of atherosclerosis.  AGIX-4207, the company's second clinical compound derived from its proprietary v-protectant™ technology platform, is a novel, oral agent being tested in a Phase II clinical program for the treatment of rheumatoid arthritis.  AGIX-4207 I.V. is an intravenous rheumatoid arthritis treatment that has completed a Phase I clinical study.  AGI-1096 is a novel, oral agent that has completed a Phase I clinical trial for the prevention of organ transplant rejection.  For more information about AtheroGenics, please visit www.atherogenics.com

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially.  These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2002.  These documents may be examined at public reference facilities maintained by the SEC or accessed through the SEC's web site http://www.sec.gov.

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AtheroGenics, Inc	Investor Relations	Media Relations
Mark Colonnese	Lilian Stern	Amy Brushwood
Chief Financial Officer	Stern Investor Relations	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0121
investor@atherogenics.com	lilian@sternir.com	brushwoa@fleishman.com

AtheroGenics, Inc.
Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2003	2002

Revenues	$ --	$ --

Operating expenses:
Research and development	10,158,401	5,385,614
General and administrative	1,193,292	983,346
Amortization of deferred stock compensation	320,670	499,323

Total operating expenses	11,672,363	6,868,283

Operating loss	(11,672,363)	(6,868,283)
Net interest income	177,662	304,568

Net loss	$ (11,494,701)	$ (6,563,715)

Net loss per share - basic and diluted	$ (0.35)	$ (0.24)

Weighted average shares outstanding -
basic and diluted	33,293,017	27,876,269

AtheroGenics, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
	2003	2002

Cash, cash equivalents and short-term investments	$ 73,044,582	$ 34,671,131
Working capital	67,259,267	30,009,013
Total assets	76,430,875	37,952,044
Deferred stock compensation	(1,146,686)	(1,243,786)
Accumulated deficit	(100,738,195)	(89,243,494)
Total shareholders' equity	69,736,205	32,493,713